                                                                    EXHIBIT 10.5


                             CATASTROPHE AGREEMENT

     This Catastrophe Agreement ("Agreement") dated as of March 1, 1999, is entered into by and between United States Fire Insurance, a New York domiciled insurance company, with an office at 305 Madison Avenue, Morristown, New Jersey 07960, on behalf of itself and its affiliated companies ("Client") and Lindsay Morden Claim Services, Inc., a Texas corporation, with an office at 350 Theodore Fremd Avenue, Rye, New York 10580 ("Contractor").

     That, for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

I.   DUTIES AND OBLIGATIONS OF CONTRACTOR

     A. Contractor will provide loss adjusting services for Client's real and personal property losses identified by a catastrophe number and which are specifically defined in Exhibit A attached hereto and made a part hereof, occurring from April 1, 1999, to and including March 31, 2000, within the continental United States.

     B. Contractor shall adjust each reported loss, as specifically defined in Exhibit A to conclusion with adjusters that are qualified, experienced and appropriately licensed.

     C. Contractor shall provide supervision for all adjusted losses unless Client agrees to provide said supervision directly as described in Exhibit A.

     D. Contractor shall designate an Account Manager to serve as liaison with Client at no additional charge to Client.

     E. Contractor shall procure and maintain for its benefit comprehensive general liability coverage and umbrella and/or excess liability coverage with minimum total limits of five million dollars ($5,000,000) combined single limit for property damage and bodily injury. Contractor shall name Client and all parent and affiliated companies of Client as additional insureds, as respects this particular contract on its comprehensive general liability and umbrella and/or excess liability coverage. Contractor shall also procure and maintain for its benefit automobile liability coverage in an amount of not less than one million dollars ($1,000,000) combined single limit.

     F. Contractor shall procure and maintain a fidelity bond covering Contractor, its officers and employees with a limit of not less than two million dollars ($2,000,000).

     G. Contractor shall procure and maintain for itself and its employees all insurance coverage required by federal, state or local law, including workers' compensation insurance and a minimum of $100,000 in employer's liability coverage. All insurance coverages maintained by Contractor shall be written by insurers acceptable to the Client. Contractor shall furnish to Client Certificates of Insurance evidencing all of the above required coverages and naming Client and all parent and affiliated companies of Client as additional insureds as required. Said certificate(s) will contain a provision whereby thirty (30) days notice must be received by Robert Montone, Claims Department, United States Fire Insurance Company, 305 Madison Avenue, Morristown, New Jersey 07960 prior to cancellation or a material change in coverage by either Contractor or insurer.

II.  DUTIES AND OBLIGATIONS OF CLIENT

     A. Client agrees that all losses subject to this Agreement will be reported to Contractor, unless otherwise agreed with Client. Client will provide all information relevant to Client's losses to Contractor in order for Contractor to fulfill its duties and obligations as set out in this Agreement.

     B. Client agrees to compensate Contractor for Service Fees as outlined in Exhibit A (plus any applicable sales taxes or other applicable taxes) due and payable to Lindsey Morden, P.O. Box 6030, Tyler, Texas 75711, within thirty (30) days of receipt of an adequately documented invoice.

     C. Client agrees to request dedicated adjusters, if required, within seventy-two (72) hours of the specific catastrophe date.

     D. Client agrees that Contractor will have the right to renegotiate the Service Fees in the event of statutory, regulatory or judicial changes that require additional activities not contemplated at the inception of this Agreement.

III. MUTUAL DUTIES AND OBLIGATIONS

     A. Indemnification -- Contractor agrees to indemnify and hold harmless the Client, its directors, officers, employees and from any and all claims arising out of the performance by Contractor of the services pursuant to this Agreement. This indemnity and hold harmless shall apply to any and all claims against Client from any cause whatsoever, even those arising from the negligence of the Client, active or passive, excepting only those claims which arise from the sole negligence of the Client. This indemnity and hold harmless obligation specifically includes the obligation to pay for any and all defense costs and attorneys fees.

     B.   Employment Agreement

        1. The parties agree not to solicit, offer employment or employ, any employee of the other party for one (1) year from date of the last activity performed under this Agreement without the written approval of the other party.

        2. Contractor, in performance of this Agreement, is acting as an independent contractor. Personnel supplied by Contractor hereunder are not Client's personnel or agents, and Contractor assumes full responsibility for their acts. Contractor shall be solely responsible for the payment of compensation of Contractor's employees assigned to perform services hereunder, and such employees shall be informed that they are not entitled to the provision of any Client employee benefits. Client shall not be responsible for payment of workers' compensation, disability benefits, unemployment insurance and for withholding income taxes and social security for any Contractor employee, but such responsibility shall be that of Contractor.

     C.   Compliance

        The parties agree that because the nature and magnitude of any given catastrophe is an unknown factor, Contractor is nor bound to provide any set number of personnel to Client but the number both desired by Client and provided by Contractor will be determined upon the occurrence of the event and thereafter.

     D. Cancellation. Either party may cancel this Agreement upon the happening of any of the following events.

        1. Bankruptcy, insolvency or reorganization for the benefit of creditors of either party.

        2.    Default in the payment of any indebtedness under this Agreement.

        3. Failure of either party to remedy a breach of contract and provide evidence thereof within thirty (30) days after receipt of written notice from the other party.

        This right of cancellation belonging to either party may be exercised without prejudice to any other remedy to which it may be entitled at law or under this Agreement.

     E. Arbitration. Any dispute or difference arising with reference to the interpretation or effect of this Agreement, or any part thereof, shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire.

        The members of the Board shall be active or retired disinterested officers of insurance or reinsurance companies.

        One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its rights to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty
        (30) days within which to choose an umpire. If they are unable to do so within thirty (30) days following their appointment, the umpire shall be chosen by the manager of the American Arbitration Association and such umpire shall be a person who is an active or retired or disinterested officer of an insurance or reinsurance company. In the event of the death, disability or incapacity of an arbitrator or the umpire, a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator or umpire to be replaced.

        Each party shall submit its case to the Board within one (I) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

        The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of law. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

        Each party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the party, as above provided, the expenses of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties. The arbitrators may allocate any and all of the costs and fees against the losing party upon a determination that the position of the losing party was, in whole or in part, groundless, specious or otherwise without merit or asserted primarily for the purposes of obfuscation or delay.

     F. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

     G. Amendment. This Agreement may be modified or amended only in writing arid signed by both parties to this Agreement.

     H. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not a part of this Agreement.

     I. Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and any other written or oral prior agreements, contracts, proposals, representations, statements, negotiations, understandings, or assurances are superseded hereby.

     IN WITNESS WHEREOF, Client and Contractor have caused this Agreement to be executed by persons authorized to act in their respective names.

UNITED STATES FIRE INSURANCE COMPANY
     LINDSEY MORDEN CLAIM SERVICES, INC.

By:  /s/ PAUL KUSH                                  By:  /s/ BEN MARTIN
     ----------------------------------------            ----------------------------------------
     Its Vice President                                  Its Vice President

By:  /s/ VALERIE J. GASPARIK                        By:  /s/ R. MONTONE
     ----------------------------------------            ----------------------------------------
     Its Secretary                                       Witness

                                                                       EXHIBIT A

                      LINDSEY MORDEN CLAIM SERVICES, INC.

                                 LINDSEY MORDEN

                  FULL ADJUSTMENT CATASTROPHE PROGRAM SCHEDULE

PREPARED FOR CRUM & FORSTER INSURANCE COMPANY FOR THE PERIOD COVERING JANUARY 1, 1999 TO DECEMBER 31, 2000.

FEES

                                                              WINDSTORM/
FULL COST OF REPAIR                                           HAILSTORM     HURRICANE
-------------------                                           ----------    ---------
Erroneous Assignment Denials................................   $ 40.00       $ 40.00
                                                                   T&E           T&E
$.00 -- $500.00.............................................   $115.00       $125.00
$500.01 -- $1,000.00........................................   $130.00       $145.00
$1,000.01 -- $1,500.00......................................   $145.00       $165.00
$1,500.01 -- $2,500.00......................................   $175.00       $205.00
$2,500.01 -- $3,500.00......................................   $230.00       $245.00
$3,500.01 -- $5,000.00......................................   $275.00       $300.00
$5,000.01 -- $7,500.00......................................   $365.00       $380.00
$7,500.01 -- $10,000.00.....................................   $460.00       $485.00
$10,000.01 -- $15,000.00....................................   $525.00       $595.00
$15,000.01 -- $25,000.00....................................   $675.00       $695.00
$25,000.01 -- $50,000.00....................................   $850.00       $970.00
$50,000.01 and above........................................       T&E           T&E

     Time element, earthquake, specialty lines (including environmental) losses, and complicated adjustments, including losses handled by a public adjuster, will be adjusted at Contractor's prevailing time and expense rates in effect at time of file activity.

  A Member of the Cunningham Lindsey International Network -- Linking You to a
                               World of Resources
 website: www.lindseyrnorden.com           email: lindseymorden@lm.adjust4.com

                      LINDSEY MORDEN CLAIM SERVICES, INC.

FULL ADJUSTMENT CATASTROPHE INCLUDES

     -  24 Hour Contact with the Insured

     -  48 to 72 Hour Inspection of Property

     -  Reserve Recommendation to Client in 5 Business Days

     -  Full Cost of Repair or Replacement of Damage

     -  Cause of Loss Confirmation

     -  Estimated Replacement Cost and Actual Cash Value of Risk

     - Agreed Claim, involving applicable Depreciation, Coinsurance, Limiting Clauses, and Deductible

     -  Diagram if Applicable

     -  Suggested Salvage Potential

     -  Suggested Subrogation Potential

     -  Four (4) Color Photographs

     -  Loss in excess of $50,000 -- Contact Client Immediately

     -  Limit Photos to Covered Loss

     -  First Report in 10 Days

     -  Every Report thereafter in 30 Days

     -  Reporting on Lindsey Morden Form 200-0032

     -  Property Proof of Loss on losses at or above $50,000

FLAT FEES INCLUDE:

     - Driving time and mileage expenses over the first 50 miles driven and included will be billed at current rates in accordance to additional miles driven

     -  Photographs -- $2.00 each for additional over included

     -  Long distance telephone expenses and fax at $1.00 per sheet

     -  Bride, toll road and parking expenses

     -  State and Federal Taxes

     -  Express mail or delivery

     -  Public records and outside expert fees

     - Any other extraordinary out of pocket expense will be billed on an actual cost basis

  A Member of the Cunningham Lindsey International Network -- Linking You to a
                               World of Resources
  website: www.findseymorden.com           email: lindseymorden@lm.adjust4.com